Cellular Dynamics International, Inc.
525 Science Drive
Madison, WI 53711 USA
www.cellulardynamics.com

FOR IMMEDIATE RELEASE

Cellular Dynamics International Reports Fourth Quarter and Fiscal Year 2014 Financial Results

MADISON, WIS., March 5, 2015 - Cellular Dynamics International, Inc. (CDI; Nasdaq:ICEL), a developer and producer of fully functioning human cells in industrial quantities to precise specifications, today reported financial results for the fourth quarter and for the fiscal year ended December 31, 2014.
Total revenues for the fourth quarter of 2014 were $6.6 million compared to $4.2 million for the fourth quarter of 2013, an increase of 57%. For the year ended December 31, 2014, Total revenues were $16.7 million compared to $11.9 million for the year ended December 31, 2013, an increase of 40%. The growth in both periods resulted from an increase in Collaborations, partnerships and other revenues. Collaborations, partnerships and other revenues in the fourth quarter of 2014 were $4.0 million compared to $1.7 million for the fourth quarter of 2013, an increase of 139%. For the year ended December 31, 2014, Collaborations, partnerships and other revenues were $8.6 million compared to $3.9 million for the year ended December 31, 2013, an increase of 122%. This growth directly resulted from increased sales of our prototype stage iCell® Hepatocytes and from activity on our stem cell banking contracts with the California Institute for Regenerative Medicine (CIRM) and the Coriell Institute for Medical Research (Coriell). The increase in iCell Hepatocytes revenue was driven by early adopter purchasers who are starting programs that utilize these cells in high-throughput drug screening for viral infections of the liver.
Net loss for the fourth quarter of 2014 was $5.8 million, or $0.36 per share, compared with a Net loss of $6.7 million, or $0.43 per share, for the fourth quarter of 2013. For 2014, Net loss was $30.6 million, or $1.94 per share, compared with a Net loss of $25.0 million, or $3.17 per share, for 2013.
“A growing number of pharmaceutical, biotech and CRO companies, as well as academic researchers continue to adopt CDI’s products for their research programs. During the year ended December 31, 2014, CDI sold to 200 customers, up from 150 for the year ended December 31, 2013. Our top 10 customers averaged $1.1 million in revenue for the year ended December 31, 2014, up 33% from $830,000 last year. We believe these results add to the growing evidence that we are the industry standard for manufactured human cells, said Bob Palay, Chairman and CEO of CDI.
"Strategically, during the year CDI continued to make commercial progress in each target market. Our progress in the in vitro market was driven by our growing portfolio of iCell products, in the stem cell banking market due to our continued performance under our agreement with CIRM, and in the in vivo cellular therapeutics market due to our agreement with the National Eye Institute."
Additional Financial Information

•	Gross margins on product sales remained steady year over year at 71% for 2013 and 70% for 2014.

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Sales of iCell Hepatocytes, included in Collaborations, partnerships and other revenues were $904,000 in the fourth quarter of 2014 compared with $390,000 in the fourth quarter of 2013, an increase of 132%, and $1.8 million for the full year compared with $808,000 in 2013, an increase of 123%.

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Revenue recognized on the CIRM and Coriell agreements included in Collaborations, partnerships and other revenues were $1.4 million in the fourth quarter of 2014 and $3.0 million for the full year. Work on the agreement commenced in late 2013 with only $182,000 recognized in the fourth quarter.

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Total costs and expenses (excluding Cost of product sales) were $10.9 million for the fourth quarter of 2014 compared to $9.8 million for the fourth quarter of 2013, an increase of 11%. For 2014, these costs and expenses were $43.5 million compared to $33.8 million in 2013, an increase of 29%. The increases in both the quarter and year relate to the execution of the CIRM and Coriell contracts, to materials consumed in the continued development of iCell Hepatocytes and to an increase in staffing within our sales and marketing organization. A full year of costs related to our public company status also contributed to the year-over-year increase.

•	At December 31, 2014, Cash and cash equivalents totaled $34.4 million.
Conference Call and Webcast
CDI will host a conference call and webcast at 8:00 a.m. ET, March 6, 2015.  The conference call may be accessed by dialing (877) 312-5886 for domestic callers and (206) 453-2872 for international callers. Please specify to the operator that you would like to join the Cellular Dynamics Fourth Quarter and Full Year 2014 Financial Results Call, or reference conference ID# 91254777. The conference call also will be webcast live under the investor relations menu, events and presentations section of CDI's website at www.cellulardynamics.com, and will be archived there for approximately one year.
About Cellular Dynamics International, Inc.
Cellular Dynamics International, Inc. (CDI) is a leading developer and producer of fully functioning human cells in industrial quantities to precise specifications. CDI’s proprietary products include true human cells in multiple cell types (iCell products), human induced pluripotent stem cells (iPSCs) and custom iPSCs and iCell products (MyCell Products). CDI’s products provide standardized, easy-to-use, cost-effective access to the human cell, the smallest fully functioning operating unit of human biology. Customers use our products, among other purposes, for drug discovery and screening; to test the safety and efficacy of their small molecule and biologic drug candidates; for stem cell banking; and in the research and development of cellular therapeutics. CDI was founded in 2004 by Dr. James Thomson, a pioneer in human pluripotent stem cell research at the University of Wisconsin-Madison. CDI’s facilities are located in Madison, Wisconsin, with a second facility in Novato, California. See www.cellulardynamics.com.
Follow us on Twitter @CellDynamics or www.twitter.com/celldynamics
Forward-looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding Cellular Dynamics International, Inc., including statements regarding our revenue growth, and the extent to which we have become the industry standard for manufactured human cells, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," ”believe,” "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our product development efforts, actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Cellular Dynamics undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Cellular Dynamics' Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2015, which risks are incorporated herein by reference, and as may be described from time to time in Cellular Dynamics' subsequent SEC filings.

Cellular Dynamics International, Inc.
Balance sheets (Unaudited)
(Dollars in thousands, except per share amounts)	December 31, 2013	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$62,029	$34,408
Accounts receivable, net	3,318	4,291
Inventories	3,884	4,456
Prepaid expenses and other assets	964	1,046
Total current assets	70,195	44,201
Property and equipment, net	2,052	3,832
Goodwill	6,817	6,817
Intangible assets, net	4,122	3,813
Debt issuance costs, net	199	150
Other assets	10	17
Total	$83,395	$58,830

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$1,811	$1,815
Accrued liabilities	3,361	3,150
Deferred revenue	1,439	3,918
Current maturities of long-term debt	18	4,541
Total current liabilities	6,629	13,424
Long-term debt, less current portion	11,879	7,590
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.01 par value — authorized 10,000,000 shares at December 31, 2013 and December 31, 2014; no shares issued and outstanding, at December 31, 2013 and December 31, 2014	—	—
Common stock, $0.0001 par value — authorized, 100,000,000 shares at December 31, 2013 and December 31, 2014; issued and outstanding, 15,757,725 shares at December 31, 2013 and 15,814,008 at December 31, 2014	2	2
Additional paid-in capital	171,907	175,433
Accumulated deficit	(107,022)	(137,619)
Total shareholders' equity	64,887	37,816
Total	$83,395	$58,830

Cellular Dynamics International, Inc.
Statements of operations (Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2013	2014	2013	2014
Revenues:
Product sales	$2,482	$2,544	$7,998	$8,077
Collaborations, partnerships and other revenues	1,677	4,006	3,886	8,615
Total revenues	4,159	6,550	11,884	16,692

Costs and expenses:
Cost of product sales	678	1,026	2,302	2,436
Research and development	4,949	6,225	16,622	22,435
Sales and marketing	1,806	2,261	6,516	8,324
General and administrative	3,093	2,450	10,707	12,750
Total costs and expenses	10,526	11,962	36,147	45,945

Loss from operations	(6,367)	(5,412)	(24,263)	(29,253)

Other (expense) income:
Interest expense	(347)	(360)	(716)	(1,345)
Other income	1	1	21	1
Total other expense	(346)	(359)	(695)	(1,344)

Net loss	$(6,713)	$(5,771)	$(24,958)	$(30,597)

Net loss per share of common stock, basic and diluted	$(0.43)	$(0.36)	$(3.17)	$(1.94)
Weighted average number of shares used in computing net loss per share of common stock, basic and diluted	15,756,363	15,813,534	7,878,060	15,774,814

Source: Cellular Dynamics International, Inc.

MEDIA CONTACTS:
Joleen Rau
Sr. Director, Investor Relations & Corporate Communications
Cellular Dynamics International, Inc.
(608) 310-5142
jrau@cellulardynamics.com

Investor Relations
Lee M. Stern, CFA
The Trout Group
(646) 378-2922
lstern@troutgroup.com